Exhibit 99.1

Medbox to Begin Cultivating Hemp in Colorado;

Receives License Approvals and Signs Agreement with Farmer

(Los Angeles, CA, November 10, 2015) — Medbox, Inc. (OTCQB: MDBX), a provider of specialized services to the cannabis sector, including operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved, today announced it will begin cultivating hemp on its recently purchased property in Pueblo, Colorado, following receipt of license approval from the state of Colorado and a Conditional Use Permit (CUP) from Pueblo County.

The company also announced it has signed a 5-year agreement with a local farmer and will begin planting in greenhouses on the Medbox property later this month. Under the terms of the agreement, Medbox will retain a majority share of the proceeds from the sale of products at Pueblo, after payment of expenses.

Medbox purchased the 320-acre property in August 2015. In September, the company engaged a general contractor, which has completed the initial build-out of greenhouses on the property in preparation for planting and growing in the winter months. The property has seven greenhouses totaling approximately 36,000 square feet and can house anywhere from 5,000 to 10,000 plants depending on the size of the plant.

“We are excited to achieve our objectives, first with the purchase of the land and now with licensing and CUP approvals,” said Jeff Goh, President and interim Chief Executive Officer of Medbox. “Partnering with an experienced local farmer serves as a solid platform and model for our future growth and full development of our Pueblo farm. We expect our initial harvest and sale of hemp products during the first half of 2016. The outside planting is slated for mid- to late spring of 2016.”

About Medbox, Inc.

Medbox, Inc., a leader in the rapidly emerging cannabis sector, provides specialized services to operators of dispensaries, cultivation centers, manufacturers and research facilities in those states where approved. Through trusted clients and affiliates, the company promotes efficient, consistent, high quality products that are priced right, readily available and safely packaged. For more information about the company or to explore partnership, please visit www.medbox.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements, including, but not limited to, the timing of the first harvest and sale of hemp products, are based on current beliefs and expectations and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the company’s control. In addition, certain forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties also include, but are not limited to, regulatory developments in the industry, as well as political and economic conditions present within the industry. For a more detailed description of the risk factors associated with the company, please refer to the company’s latest Annual Report on Form 10-K, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission thereafter. The company does not assume any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made, unless required by law.

For more information, contact:

Janet Simmons

PondelWilkinson Inc.

310-279-5980

pwinvestor@pondel.com